The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion. Dated November 3, 2025

Pricing Supplement dated November , 2025	Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-287303

Barclays Bank PLC Airbag Autocallable Yield Notes

Linked to the least performing of the Class A common stock of Meta Platforms, Inc., the common stock of NVIDIA Corporation and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited due on or about November 5, 2026

Investment Description

The Airbag Autocallable Yield Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the Class A common stock of Meta Platforms, Inc., the common stock of NVIDIA Corporation and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (each an “Underlying” and together the “Underlyings”). On a monthly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Monthly Coupon”) regardless of the performance of any Underlying. The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date, beginning on February 2, 2026, is greater than or equal to its Closing Price on the Strike Date (the “Initial Underlying Price”). If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the Closing Price of each Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to its specified Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”) equal to the principal amount per Note divided by the Conversion Price of the Least Performing Underlying (the “Share Delivery Amount”) for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. Investing in the Notes involves significant risks. You may lose some or all of your principal. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings. The Final Underlying Price of each Underlying is observed relative to its Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑	Monthly Coupon: Unless the Notes have been previously called, the Issuer will pay you a Monthly Coupon regardless of the performance of any Underlying.
❑	Automatic Call: The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date, beginning on February 2, 2026, is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
❑	Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Conversion Price, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the final Monthly Coupon. However, if the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Least Performing Underlying equal to its Share Delivery Amount for each of your Notes, which shares are expected to be worth less than your principal amount and may have no value at all. The Final Underlying Price of each Underlying is observed relative to its Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Strike Date:	October 31, 2025
Trade Date:	November 3, 2025
Settlement Date:	November 6, 2025
Coupon Payment Dates:	Monthly
Observation Dates:	Monthly (commencing February 2, 2026)
Final Valuation Date:	November 2, 2026
Maturity Date:	November 5, 2026
[1]	With respect to each Underlying, the Initial Underlying Price is the Closing Price of that Underlying on the Strike Date and is not the Closing Price of that Underlying on the Trade Date. The Coupon Payment Dates, the Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Indicative Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE UP TO THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-9 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-9 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING AND TO THE EXCLUSION OF ANY OTHER TERM OF THE NOTES OR ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OR BENEFICIAL OWNER OF THE NOTES (OR THE TRUSTEE ON BEHALF OF THE HOLDERS OF THE NOTES), BY ACQUIRING THE NOTES, EACH HOLDER OR BENEFICIAL OWNER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Airbag Autocallable Yield Notes linked to the least performing of the Class A common stock of Meta Platforms, Inc., the common stock of NVIDIA Corporation and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited. The Notes will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000. The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (subject to the Automatic Call Feature of the Notes).

Underlying	Total Coupon Payable over the Term of the Notes*	Coupon Rate per Annum	Initial Underlying Price**	Conversion Price***	CUSIP / ISIN
Class A common stock of Meta Platforms, Inc. (META)	15.65%	15.65%	$648.35	$486.26, which is 75.00% of the Initial Underlying Price	06748T845 / US06748T8457
Common stock of NVIDIA Corporation (NVDA)			$202.49	$151.87, which is 75.00% of the Initial Underlying Price
American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (TSM)			$300.43	$225.32, which is 75.00% of the Initial Underlying Price

* Subject to an earlier automatic call

** The Initial Underlying Price of each Underlying is the Closing Price of that Underlying on the Strike Date and is not the Closing Price of that Underlying on the Trade Date.

*** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated May 15, 2025, the prospectus supplement dated May 15, 2025 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$1,000	$7.50	$992.50
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $931.60 and $981.60 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated May 15, 2025, as supplemented by the prospectus supplement dated May 15, 2025 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Key Risks” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms set forth in this pricing supplement differ from those set forth in the prospectus or prospectus supplement, the terms set forth herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

♦	Prospectus supplement dated May 15, 2025: http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Airbag Autocallable Yield Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately two months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-9 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Consent to U.K. Bail-in Power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—Risks Relating to the Issuer—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Selected Purchase Considerations

The Notes may be appropriate for you if:

t	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t	You can tolerate a loss of some or all of your investment and are willing to make an investment that may have up to the full downside market risk of an investment in the Least Performing Underlying.

t	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.

t	You understand that you may not receive a cash payment at maturity and are instead willing to accept delivery of the shares of the Least Performing Underlying if its Final Underlying Price is less than its Conversion Price.

t	You believe the Final Underlying Price of each Underlying is not likely to be less than its Conversion Price and, if the Final Underlying Price of any Underlying is less than its Conversion Price, you can tolerate receiving shares of the Least Performing Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You understand and accept that you are not expected to participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to the Monthly Coupons paid on the Notes.

t	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

t	You are willing and able to hold Notes that will be called on the earliest monthly Observation Date, beginning on February 2, 2026, on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

t	You are willing to forgo any dividends paid on the Underlyings.

t	You understand and are willing to accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with each Underlying.

t	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be appropriate for you if:

t	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire principal amount.

t	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of some or all of your investment or you are not willing to make an investment that may have up to the full downside market risk of an investment in the Least Performing Underlying.

t	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.

t	You require a cash payment at maturity and are not willing to accept delivery of the shares of the Least Performing Underlying if its Final Underlying Price is less than its Conversion Price.

t	You believe the Final Underlying Price of any Underlying is likely to be less than its Conversion Price, which could result in a total loss of your principal amount, or you cannot tolerate receiving shares of the Least Performing Underlying at maturity expected to be worth less than your principal amount and that may have no value at all.

t	You seek an investment that participates in the full appreciation of any or all of the Underlyings and whose return is not limited to the Monthly Coupons paid on the Notes.

t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

t	You are unable or unwilling to hold Notes that will be called on the earliest monthly Observation Date, beginning on February 2, 2026, on which the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

t	You prefer to receive any dividends paid on the Underlyings.

t	You do not understand or are unwilling to accept the single equity risk associated with the Notes or do not understand or are not willing to accept the risks associated with each Underlying.

t	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional fixed income investments with comparable maturities and credit ratings.

t	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The considerations identified above are not exhaustive. Whether or not the Notes are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-9 of this pricing supplement and the “Risk Factors” beginning on page S-9 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Information about the Underlyings,” “Meta Platforms, Inc.,” “NVIDIA Corporation” and “Taiwan Semiconductor Manufacturing Company Limited” below.

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$1,000 per Note
Term[2]:	Approximately one year, unless called earlier. See “Key Dates” on the cover of this pricing supplement.[2]
Reference Assets:	The Class A common stock of Meta Platforms, Inc. (Bloomberg ticker symbol “META”) (the “META Underlying”), the common stock of NVIDIA Corporation (Bloomberg ticker symbol “NVDA”) (the “NVDA Underlying”) and the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited (Bloomberg ticker symbol “TSM”) (the “TSM Underlying”) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date, beginning on February 2, 2026, is greater than or equal to its Initial Underlying Price. If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	Monthly, on February 2, 2026, March 2, 2026, April 2, 2026, May 5, 2026, June 2, 2026, July 2, 2026, August 3, 2026, September 2, 2026, October 2, 2026 and November 2, 2026. The final Observation Date, November 2, 2026, is the “Final Valuation Date.”
Call Settlement Dates[2]:	The Coupon Payment Date immediately following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Coupon Payment Dates[2]:	Monthly, until maturity or earlier automatic call as listed in the “Coupon Payment Dates” section below.
Monthly Coupon:

The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate, regardless of the performance of any Underlying, subject to an earlier automatic call.

The Coupon Rate is 15.65% per annum. Accordingly, the Monthly Coupon payable on each Coupon Payment Date is 1.3042% ($13.0417 per Note) per month.

Payment at Maturity (per Note):

➢ If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Conversion Price, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the final Monthly Coupon.

➢ If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Least Performing Underlying equal to its Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount of the Least Performing Underlying is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Price – Initial Underlying Price Initial Underlying Price
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Conversion Price:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Share Delivery Amount:

With respect to each Underlying, a number of shares of that Underlying equal to (1) the principal amount per Note of $1,000 divided by (2) its Conversion Price (rounded to four decimal places)

The Share Delivery Amount with respect to the Class A common stock of Meta Platforms, Inc. is equal to 2.0565 shares per Note.

The Share Delivery Amount with respect to the common stock of NVIDIA Corporation is equal to 6.5846 shares per Note.

The Share Delivery Amount with respect to the Class A American depositary shares of Taiwan Semiconductor Manufacturing Company Limited is equal to 4.4381 shares per Note.

Initial Underlying Price:	With respect to each Underlying, the Closing Price of that Underlying on the Strike Date, as specified on the cover of this pricing supplement. The Initial Underlying Price for each Underlying is not the Closing Price of that Underlying on the Trade Date.
Final Underlying Price:	With respect to each Underlying, the Closing Price of that Underlying on the Final Valuation Date
Closing Price:	With respect to each Underlying, Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC

[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement. The Underlyings and the terms of the Notes are subject to adjustment by the Calculation Agent and the Maturity Date may be accelerated, in each case under certain circumstances as set forth in the accompanying prospectus supplement. See “Key Risks—Risks Relating to the Underlyings” below.

[2]	Subject to postponement in certain circumstances, as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement

Investment Timeline
Strike Date:	The Closing Price of each Underlying (the Initial Underlying Price) is observed, and the Conversion Price and Share Delivery Amount of each Underlying are determined.
Monthly (including at maturity if not previously called) (callable beginning on February 2, 2026):

The Issuer will pay you the applicable Monthly Coupon.

The Issuer will automatically call the Notes if the Closing Price of each Underlying on any monthly Observation Date, beginning on February 2, 2026, is greater than or equal to its Initial Underlying Price.

If the Notes are automatically called, the Issuer will pay the principal amount of your Notes plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Price of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Price of each Underlying is greater than or equal to its Conversion Price, the Issuer will pay you a cash payment on the Maturity Date equal to $1,000 per Note plus the final Monthly Coupon.

If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Least Performing Underlying equal to its Share Delivery Amount (subject to adjustments) for each Note.

The Share Delivery Amount of the Least Performing Underlying is expected to be worth less than the principal amount and may have no value at all. Accordingly, you may lose some or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose some or all of your principal. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings. The Final Underlying Price of each Underlying is observed relative to its Conversion Price only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. You may receive shares at maturity that are expected to be worth less than your principal amount and may have no value at all. Generally, the higher the Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Coupon Payment Dates

Subject to the Automatic Call Feature of the Notes, the Monthly Coupon is a fixed amount payable monthly on the Coupon Payment Dates listed below. The record date for each Coupon Payment Date will be the date that is one business day prior to that Coupon Payment Date.

December 4, 2025	June 4, 2026
January 6, 2026	July 6, 2026
February 4, 2026	August 5, 2026
March 4, 2026	September 4, 2026
April 8, 2026	October 6, 2026
May 7, 2026	November 5, 2026

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any or all of the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

t	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes in cash only if the Final Underlying Price of each Underlying is greater than or equal to its Conversion Price and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Conversion Price, at maturity, the Issuer will pay the final Monthly Coupon and will deliver to you a number of shares of the Least Performing Underlying equal to its Share Delivery Amount for each Note that you own. Therefore, if the Notes are not automatically called and the Final Underlying Price of the Least Performing Underlying is less than its Conversion Price, you will receive the final Monthly Coupon, but you will be exposed to the decline of the Least Performing Underlying below its Conversion Price at a proportionately higher rate than the percentage decline of the Least Performing Underlying below its Conversion Price, as measured from its Initial Underlying Price. Based on the Conversion Price with respect to each Underlying of 75.00% of its Initial Underlying Price, if the Notes were not automatically called and the Final Underlying Price of the Least Performing Underlying were less than its Conversion Price, you would lose approximately 1.3333% of your $1,000 principal amount per Note at maturity for each additional 1% that the Final Underlying Price of the Least Performing Underlying was less than its Conversion Price, as measured from its Initial Underlying Price. If you receive shares of the Least Performing Underlying at maturity, their value on the Final Valuation Date will be less than the principal amount of the Notes, and they may have no value at all. The value of those shares may decrease further between the Final Valuation Date and the Maturity Date.

t	Your return potential on the Notes is expected to be limited to the Monthly Coupons paid on the Notes, and you are not expected to participate in any appreciation of any Underlying — The return potential of the Notes is expected to be limited to the pre-specified per annum Coupon Rate, regardless of any appreciation of any Underlying. In addition, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Monthly Coupons or any other payment in respect of any Coupon Payment Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the first Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the price of the Least Performing Underlying even though you are not expected to participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings.

t	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other Underlyings. If the Notes are not automatically called and the Final Underlying Price of any Underlying is less than its Conversion Price, you will receive shares of the Least Performing Underlying and will be exposed to the decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

t	Because the Notes are linked to the Least Performing Underlying, you are exposed to greater risk of sustaining a loss of principal at maturity than if the Notes were linked to fewer Underlyings — The risk that you will lose some or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying or two Underlyings. With three Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Conversion Price on the Final Valuation Date and, therefore, it is more likely that you will suffer a loss of principal at maturity. In addition, because the Closing Price of each Underlying must be greater than or equal to its Initial Underlying Price on an Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to fewer Underlyings. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Conversion Price on the Final Valuation Date, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes.

Although the correlations of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

t	If the Notes are not automatically called, the payment at maturity, if any, is based solely on the performance of the Least Performing Underlying — If the Notes are not automatically called pursuant to the Automatic Call Feature, the payment at maturity, if any, will be based solely on the performance of the Least Performing Underlying. As a result, in the event that the Final Underlying Price of the Least Performing Underlying is less than its Conversion Price, you will receive shares of the Least Performing Underlying that are expected to be worth less than your principal amount, and may have no value at all, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Price of any of the other Underlyings is greater than or equal to its Conversion Price or Initial Underlying Price.

t	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Coupon Rate could be as short as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date. The likelihood that the Notes will be automatically called prior to the Maturity Date is highest earlier in their term. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the price of any or all of the Underlyings that has caused the Notes not to be automatically called on an earlier Observation Date and the shorter time remaining for the price of any such Underlying to increase to or above its Initial Underlying Price on a subsequent Observation Date. If the Notes are not automatically called, you might be exposed to the full decline in the Least Performing Underlying.

t	Any payment or delivery on the Notes (other than Monthly Coupons) will be determined based on the Closing Prices of the Underlyings on the dates specified — Any payment or delivery on the Notes (other than Monthly Coupons) will be determined based on the Closing Prices of the Underlyings on the dates specified. You will not benefit from any more favorable values of the Underlyings determined at any other time.

t	Contingent repayment of principal applies only at maturity or upon any automatic call — You should be willing to hold your Notes to maturity or any automatic call. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your principal amount even if at that time the price of any or all of the Underlyings is greater than or equal to its Conversion Price.

t	You may receive cash at maturity in lieu of shares of the Least Performing Underlying — If you receive shares of the Least Performing Underlying at maturity, we will pay cash in lieu of delivering any fractional shares of that Underlying in an amount equal to that fraction times its Final Underlying Price. In addition, if, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Least Performing Underlying to you at maturity, we will pay the cash equivalent of its Share Delivery Amount (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares. See “Terms of the Notes — Payment at Maturity” in the accompanying prospectus supplement.

t	If you receive shares of the Least Performing Underlying at maturity, those shares may be worth less on the Maturity Date than their value based on the Final Underlying Price of the Least Performing Underlying — If you receive shares of the Least Performing Underlying at maturity, the value of those shares on the Maturity Date depends on the value of that Underlying on the Maturity Date rather than its Final Underlying Price. The value of those shares may have declined further below the Final Underlying Price of the Least Performing Underlying as of the Maturity Date and, as a result, the value of the payment at maturity may be less than if you had received on the Maturity Date the cash value of those shares, calculated based on the Final Underlying Price of the Least Performing Underlying. We will not make any adjustment to the Share Delivery Amount of the Least Performing Underlying to account for any fluctuations in the value of the Least Performing Underlying and you will bear the risk of any decline in the value of the shares of the Least Performing Underlying you receive at maturity below its Final Underlying Price.

t	A higher Coupon Rate and/or a lower Conversion Price may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may lose some or all of your principal at maturity. In addition, the economic terms of the Notes, including the Coupon Rate and the Conversion Prices, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or Conversion Prices as compared to otherwise comparable securities. Accordingly, a higher Coupon Rate will generally be indicative of a greater risk of loss while lower Conversion Prices do not necessarily indicate that the Notes have a greater likelihood of returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

♦	Owning the Notes is not the same as owning any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of any Underlying would have.

t	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of any Underlying will rise or fall. There can be no assurance that the price of any Underlying will not close below its Conversion Price on the Final Valuation Date. The price of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing some or all of your principal amount.

t	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page PS-19 of this pricing supplement.

Risks Relating to the Issuer

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underlyings

♦	Single equity risk — The price of each Underlying can rise or fall sharply due to factors specific to that Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlying.

♦	Risks associated with non-U.S. companies with respect to the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited — An investment linked to the value of securities issued by non-U.S. companies, such as the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited, which represent securities issued by a company incorporated under the laws of Taiwan with its principal executive office and primary operations located in Taiwan, involves risks associated with such countries of organization and operation. The prices of such company’s securities may be affected by political, economic, financial and social factors in such countries, including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions.

♦	There are important differences between the American depositary shares and the common shares of Taiwan Semiconductor Manufacturing Company Limited — You should be aware that your return on the Notes is linked to the price of American depositary shares representing the common shares of Taiwan Semiconductor Manufacturing Company Limited and not the underlying common shares of Taiwan Semiconductor Manufacturing Company Limited. There are important differences between the rights of holders of American depositary shares and the rights of holders of the common shares. Each American depositary share is a security evidenced by American depositary receipts, one of which represents one common share of Taiwan Semiconductor Manufacturing Company Limited. The American depositary shares are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the relevant non-U.S. issuer, and holders of the American depositary shares, which may be different from the rights of holders of the common shares. For example, a company may make distributions in respect of common shares that are not passed on to the holders of its American depositary shares. Any such differences between the rights of holders of the American depositary shares and the rights of holders of the common shares of Taiwan Semiconductor Manufacturing Company Limited may be significant and may materially and adversely affect the value of the American depositary shares and, as a result, the value of your Notes. Unless the context requires otherwise, references in this document to the issuer of the American depositary shares of Taiwan Semiconductor Manufacturing Company Limited refer to Taiwan Semiconductor Manufacturing Company Limited.

♦	Anti-dilution protection is limited, and the Calculation Agent has discretion to make anti-dilution adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of an Underlying. However, the Calculation Agent might not make such adjustments in response to all events that could affect an Underlying. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

♦	Reorganization or other events could adversely affect the value of the Notes or result in the Notes being accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of an Underlying, the Calculation Agent may replace that Underlying with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of that Underlying upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace an Underlying, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

♦	We may accelerate the Notes if a change-in-law event occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or an Underlying, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the prices of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all of the Underlyings, may adversely affect the price of any Underlying and, therefore, the market value of the Notes.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to an Underlying. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including those described in the accompanying prospectus supplement and under “—Risks Relating to the Underlyings” above. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the dividend rates on the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $1,000 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples or the table below as an indication or assurance of the expected performance of the Notes. The examples and the table below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples and the table below have been rounded for ease of analysis.

Term:	Approximately one year (unless called earlier)
Coupon Rate **:	15.65% per annum (or 1.3042% per month)
Monthly Coupon:	$13.0417 per month
Hypothetical Initial Underlying Price:	$100.00 for the META Underlying, $100.00 for the NVDA Underlying and $100.00 for the TSM Underlying
Hypothetical Conversion Price:	$75.00 for the META Underlying, $75.00 for the NVDA Underlying and $75.00 for the TSM Underlying (which, with respect to each Underlying, is 75.00% of the hypothetical Initial Underlying Price of that Underlying)
Hypothetical Share Delivery Amount:	13.3333 shares per Note for the META Underlying, 13.3333 shares per Note for the NVDA Underlying and 13.3333 shares per Note for the TSM Underlying (which, with respect to each Underlying, is $1,000 / hypothetical Conversion Price of that Underlying of $75.00)
Observation Dates:	Observation Dates will occur monthly, beginning on February 2, 2026, as set forth unde “Indicative Terms—Observation Dates” in this pricing supplement.

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Prices, Conversion Prices or Share Delivery Amounts. The hypothetical Initial Underlying Prices of $100.00 for the META Underlying, $100.00 for the NVDA Underlying and $100.00 for the TSM Underlying have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Prices for the Underlyings. The actual Initial Underlying Price and Conversion Price of each Underlying are set forth on the cover of this pricing supplement, and the actual Share Delivery Amount of each Underlying is indicated under “Indicative Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlyings, please see the historical information set forth under the sections titled “Meta Platforms, Inc.,” “NVIDIA Corporation” and “Taiwan Semiconductor Manufacturing Company Limited” below. We cannot predict the Closing Price of any Underlying on any day during the term of the Notes, including on any Observation Date.

**	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (unless earlier called).

The examples below and the return table on the following page are purely hypothetical. These examples and the table below are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Price of any Underlying is less than its Conversion Price and (c) how the total return on the Notes may be less than the total return on a direct investment in any or all of the Underlyings in certain scenarios. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $1,000 principal amount.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	META Underlying: $110.00 NVDA Underlying: $115.00 TSM Underlying: $105.00	Closing Price of each Underlying at or above its Initial Underlying Price; Notes are automatically called. Issuer pays principal plus Monthly Coupon of $13.0417 on Call Settlement Date. Issuer has already paid two Monthly Coupons of $13.0417 each prior to the first Observation Date.
Total Payments (per Note):		Payment on Call Settlement Date:	$1,013.0417 ($1,000.00 + $13.0417)
		Prior Monthly Coupons:	$26.0834 ($13.0417 × 2)
		Total:	$1,039.1251
		Total Return:	3.9125%

Because the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price on the first Observation Date, the Notes are automatically called on that Observation Date. The Issuer will pay you on the Call Settlement Date $1,013.0417 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes. In addition, the Issuer will have paid Monthly Coupons of $13.0417 on each of the two preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,039.1251 per Note for a total return of 3.9125% on the Notes.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Price	Payment (per Note)
First Observation Date	META Underlying: $115.00 NVDA Underlying: $125.00 TSM Underlying: $95.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called.
Second through Ninth Observation Dates	Various (at least one Underlying below Initial Underlying Price)	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called.
Tenth Observation Date (the Final Valuation Date)	META Underlying: $120.00 NVDA Underlying: $110.00 TSM Underlying: $115.00	Closing Price of each Underlying at or above its Initial Underlying Price; Notes are automatically called. Issuer pays principal plus Monthly Coupon of $13.0417 on Call Settlement Date, which is also the Maturity Date. Issuer has already paid eleven Monthly Coupons of $13.0417 each prior to the Final Valuation Date.
Total Payments (per Note):		Payment on Call Settlement Date:	$1,013.0417 ($1,000.00 + $13.0417)
		Prior Monthly Coupons:	$143.4587 ($13.0417 × 11)
		Total:	$1,156.5004
		Total Return:	15.65%

Because the Closing Price of at least one Underlying is less than its Initial Underlying Price on each Observation Date until the Final Observation Date (which is the Final Valuation Date) and the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price on the Final Valuation Date, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Call Settlement Date (which is also the Maturity Date) $1,013.0417 per Note, which is equal to your principal amount plus the Monthly Coupon due on the Coupon Payment Date that is also the Call Settlement Date. In addition, the Issuer will have paid Monthly Coupons of $13.0417 on each of the eleven preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,156.5004 per Note for a total return of 15.65% on the Notes.

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Price of each Underlying Is At or Above Its Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	META Underlying: $115.00 NVDA Underlying: $75.00 TSM Underlying: $55.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called.
Second through Ninth Observation Dates	Various (at least one Underlying below Initial Underlying Price)	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called.
Tenth Observation Date (the Final Valuation Date)	META Underlying: $110.00 NVDA Underlying: $90.00 TSM Underlying: $105.00	Closing Price of the NVDA Underlying below its Initial Underlying Price; Notes are NOT automatically called. Final Underlying Price of each Underlying at or above its Conversion Price; Issuer pays principal plus Monthly Coupon of $13.0417 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already paid eleven Monthly Coupons of $13.0417 each prior to the Final Valuation Date.
Total Payments (per Note):		Payment at Maturity:	$1,013.0417 ($1,000.00 + $13.0417)
		Prior Monthly Coupons:	$143.4587 ($13.0417 × 11)
		Total:	$1,156.5004
		Total Return:	15.65%

Because the Closing Price of at least one Underlying is less than its Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price of each Underlying is greater than or equal to its Conversion Price, the Issuer will pay you on the Maturity Date $1,013.0417 per Note, which is equal to your principal amount plus the final Monthly Coupon. In addition, the Issuer will have paid Monthly Coupons of $13.0417 on each of the eleven preceding Coupon Payment Dates. Accordingly, the Issuer will have paid a total of $1,156.5004 per Note for a total return of 15.65% on the Notes.

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Price of At Least One Underlying Is Below Its Conversion Price

Date	Closing Price	Payment (per Note)
First Observation Date	META Underlying: $80.00 NVDA Underlying: $135.00 TSM Underlying: $140.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called.
Second through Ninth Observation Dates	Various (at least one Underlying below Initial Underlying Price)	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called.
Tenth Observation Date (the Final Valuation Date)	META Underlying: $40.00 NVDA Underlying: $110.00 TSM Underlying: $95.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called. Final Underlying Price of the META Underlying below its Conversion Price; Issuer delivers the Share Delivery Amount with respect to the META Underlying (with fractional shares paid in cash) plus pays Monthly Coupon of $13.0417 on the final Coupon Payment Date, which is also the Maturity Date. Issuer has already paid eleven Monthly Coupons of $13.0417 each prior to the Final Valuation Date.
Total Payments (per Note):		Value of Shares Received (as of Final Valuation Date*):	$520.00 (13 shares × $40.00)
		Value of Fractional Shares Paid in Cash:	$13.332 (0.3333 shares × $40.00)
		Value of the Final Monthly Coupon:	$13.0417
		Total Value of Payment at Maturity:	$546.3737
		Prior Monthly Coupons:	$143.4587 ($13.0417 × 11)
		Total:	$689.8324
		Total Return:	-31.0168%

Because the Closing Price of at least one Underlying is less than its Initial Underlying Price on each Observation Date, the Notes are not automatically called. Because the Final Underlying Price of at least one Underlying is less than its Conversion Price, the Issuer will deliver to you on the Maturity Date the number of shares of the Least Performing Underlying equal to its Share Delivery Amount for every Note you hold and will pay cash based on the Final Underlying Price of the Least Performing Underlying for any fractional shares included in the Share Delivery Amount plus the final Monthly Coupon. In addition, the Issuer will have paid Monthly Coupons of $13.0417 on each of the eleven preceding Coupon Payment Dates. Accordingly, the Issuer will have delivered shares and paid cash with a total value of $689.8324 per Note for a total return of -31.0168% on the Notes, as of the Final Valuation Date*.

* The value of shares received at maturity and the total return on the Notes at that time depends on the value of the Least Performing Underlying on the Maturity Date, rather than the Final Valuation Date, and is expected to be worth less than the principal amount or may have no value at all.

Hypothetical Return Table of the Notes at Maturity

The table below assumes that the Notes are not automatically called prior to the Final Valuation Date pursuant to the Automatic Call Feature and illustrates the payment at maturity per Note on a hypothetical offering of the Notes, based on the following assumptions*:

Principal Amount:	$1,000
Term:	Approximately one year (unless called earlier)
Coupon Rate per annum**:	15.65% per annum (or 1.3042% per month)
Monthly Coupon:	$13.0417 per month
Hypothetical Initial Underlying Price:	$100.00 for the META Underlying, $100.00 for the NVDA Underlying and $100.00 for the TSM Underlying
Hypothetical Conversion Price:	$75.00 for the META Underlying, $75.00 for the NVDA Underlying and $75.00 for the TSM Underlying (which, with respect to each Underlying, is 75.00% of the hypothetical Initial Underlying Price of that Underlying)
Hypothetical Share Delivery Amount:	13.3333 shares per Note for the META Underlying, 13.3333 shares per Note for the NVDA Underlying and 13.3333 shares per Note for the TSM Underlying (which, with respect to each Underlying, is $1,000 / hypothetical Conversion Price of that Underlying of $75.00)
Hypothetical Dividend Yield on the Least Performing Underlying***	2.00% per annum

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Prices, Conversion Prices or Share Delivery Amounts. The hypothetical Initial Underlying Prices of $100.00 for the META Underlying, $100.00 for the NVDA Underlying and $100.00 for the TSM Underlying have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Prices for the Underlyings. The actual Initial Underlying Price and Conversion Price of each Underlying are set forth on the cover of this pricing supplement, and the actual Share Delivery Amount of each Underlying is indicated under “Indicative Terms—Share Delivery Amount” in this pricing supplement. For historical Closing Prices of the Underlyings, please see the historical information set forth under the sections titled “Meta Platforms, Inc.,” “NVIDIA Corporation” and “Taiwan Semiconductor Manufacturing Company Limited” below.

**	The Monthly Coupon is a fixed amount payable monthly based on the per annum Coupon Rate (unless earlier called).

***	Dividend yield assumed received by holders of the Least Performing Underlying during the term of the Notes. The actual dividend yield for any Underlying may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the Underlyings.

Least Performing Underlying			No Previous Automatic Call and Conversion Event Does Not Occur(1)		No Previous Automatic Call and Conversion Event Occurs(2)
Final Underlying Price(3)	Underlying Return	Total Return on the Underlying Equity at Maturity(4)	Payment at Maturity + Coupon Payments	Total Return on the Notes at Maturity(5)	Value of Share Delivery Amount(6)	Value of Share Delivery Amount + Coupon Payments(7)	Total Return on the Notes at Maturity(8)
$150.00	50.00%	52.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$145.00	45.00%	47.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$140.00	40.00%	42.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$135.00	35.00%	37.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$130.00	30.00%	32.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$125.00	25.00%	27.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$120.00	20.00%	22.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$115.00	15.00%	17.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$110.00	10.00%	12.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$105.00	5.00%	7.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$100.00	0.00%	2.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$95.00	-5.00%	-3.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$90.00	-10.00%	-8.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$85.00	-15.00%	-13.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$80.00	-20.00%	-18.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$75.00	-25.00%	-23.00%	$1,156.5004	15.65%	n/a	n/a	n/a
$70.00	-30.00%	-28.00%	n/a	n/a	$933.33	$1,089.83	8.983%
$65.00	-35.00%	-33.00%	n/a	n/a	$866.67	$1,023.17	2.316%
$60.00	-40.00%	-38.00%	n/a	n/a	$800.00	$956.50	-4.350%
$55.00	-45.00%	-43.00%	n/a	n/a	$733.33	$889.83	-11.017%
$50.00	-50.00%	-48.00%	n/a	n/a	$666.67	$823.17	-17.683%
$40.00	-60.00%	-58.00%	n/a	n/a	$533.33	$689.83	-31.017%
$30.00	-70.00%	-68.00%	n/a	n/a	$400.00	$556.50	-44.350%
$20.00	-80.00%	-78.00%	n/a	n/a	$266.67	$423.17	-57.683%

(1)	A conversion event does not occur if the Final Underlying Price of each Underlying is greater than or equal to its Conversion Price.
(2)	A conversion event occurs if the Final Underlying Price of any Underlying is less than its Conversion Price.
(3)	The Final Underlying Price of the Least Performing Underlying is as of the Final Valuation Date if the Final Underlying Price of the Least Performing Underlying is greater than or equal to its Conversion Price. If the Final Underlying Price of the Least Performing Underlying is less than its Conversion Price, the Final Underlying Price of the Least Performing Underlying is as of the Final Valuation Date and the Maturity Date. The Final Underlying Price range of the Least Performing Underlying is provided for illustrative purposes only. The actual

Underlying Return of the Least Performing Underlying may be below -80% and you therefore may lose up to 100% of your principal amount.
(4)	The total return on the Least Performing Underlying at maturity assumes a 2.00% cash dividend payment during the term of the Notes.
(5)	The total return on the Notes at maturity includes Monthly Coupons received during the term of the Notes.
(6)	The value of the Share Delivery Amount of the Least Performing Underlying consists of the total shares included in the Share Delivery Amount times the Closing Price of the Least Performing Underlying on the Maturity Date, rather than the Final Valuation Date. The value of the Share Delivery Amount may decline from the Final Valuation Date to the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction times the Final Underlying Price of the Least Performing Underlying. If, due to an event beyond our control, we determine it is impossible, impracticable (including unduly burdensome) or illegal for us to deliver shares of the Least Performing Underlying to you at maturity, we will pay the cash equivalent of the Share Delivery Amount of the Least Performing Underlying (as determined by the Calculation Agent in good faith and in a commercially reasonable manner) in lieu of delivering shares.
(7)	The value of the Share Delivery Amount of the Least Performing Underlying, including cash in lieu of fractional shares, plus the Monthly Coupons received during the term of the Notes
(8)	The total return at maturity on the Notes includes Monthly Coupons received during the term of the Notes.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Put Options and Deposits” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Notes. Our special tax counsel believes that it is reasonable to treat a Note for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Underlyings, secured by a cash deposit equal to the Issue Price of the Note (the “Deposit”), which will have an annual yield based on our cost of borrowing, as shown below. If this treatment is respected, only a portion of each Monthly Coupon payment will be attributable to interest on the Deposit; the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”). By purchasing the Notes, you agree to treat the Notes for U.S. federal income tax purposes consistently with the treatment and allocation as described above. We will follow this approach in determining our information reporting responsibilities, if any.

Assuming the treatment and allocation described above are respected, interest on the Deposit will be taxed as ordinary income, while the Put Premium will not be taken into account prior to the taxable disposition of the Notes (including redemption upon an automatic call or at maturity). Assuming that you are an initial purchaser of Notes purchasing the Notes at the Issue Price for cash, (i) if your Notes are called or held to maturity and the Put Option expires unexercised (i.e., you receive a cash payment — not including the final coupon payment — at maturity equal to the amount of the Deposit), you will recognize short-term capital gain in an amount equal to the total Put Premium received, and (ii) if at maturity you receive shares of the Underlying, you generally will not recognize gain or loss with respect to the Put Premium or the Underlying received; instead, the total Put Premium will reduce your basis in the Underlying. This discussion does not address the U.S. federal income tax consequences of the ownership or disposition of the Underlying that you may receive at maturity. You should consult your tax advisor regarding the potential U.S. federal tax consequences of the ownership and disposition of the Underlying.

There are, however, other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt for the Notes, in which case the timing and character of your income or loss could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on a number of issues, the most relevant of which for investors in the Notes are the character of income or loss (including whether the Put Premium might be currently included as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. While it is not clear whether the Notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice. Purchasers who are not initial purchasers of Notes at the Issue Price should also consult their tax advisors with respect to the tax consequences of an investment in the Notes, including possible alternative treatments, as well as the allocation of the purchase price of the Notes between the Deposit and the Put Option.

The discussions above and in the accompanying prospectus supplement do not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b).

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

Consistent with the position described above, below are the portions of each Monthly Coupon payment that we intend, in determining our reporting responsibilities (if any), to treat as attributable to interest on the Deposit and to Put Premium:

Coupon Rate per Annum	Interest on Deposit per Annum	Put Premium per Annum
15.65%	%	%

Information about the Underlyings

Included below are brief descriptions of the issuers of each of the Underlyings. This information has been obtained from publicly available sources. We obtained the Closing Price information for the Underlyings from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlyings as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of each Underlying can be located by reference to its SEC file number provided below.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

Meta Platforms, Inc.

According to publicly available information, Meta Platforms, Inc. (formerly known as Facebook, Inc.) builds products that enable people to connect and share through mobile devices, personal computers, virtual reality and mixed reality headsets, augmented reality and wearables.

Information filed by Meta Platforms, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-35551. The META Underlying is listed on The Nasdaq Stock Market under the ticker symbol “META.”

Historical Information

The graph below illustrates the historical performance of the META Underlying from January 2, 2015 through October 31, 2025. The Closing Price of the META Underlying on October 31, 2025 was $648.35. The dotted line represents the Conversion Price of $486.26, which is equal to 75.00% of the Initial Underlying Price of the META Underlying.

We obtained the Closing Prices of the META Underlying from Bloomberg, without independent verification. Historical performance of the META Underlying should not be taken as an indication of future performance. Future performance of the META Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the META Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the META Underlying will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

NVIDIA Corporation

According to publicly available information, NVIDIA Corporation is a full-stack computing infrastructure company with data-center-scale offerings whose full-stack includes the CUDA programming model that runs on all of its graphics processing units (GPUs), as well as domain-specific software libraries, software development kits and Application Programming Interfaces.

Information filed by NVIDIA Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-23985. The NVDA Underlying is listed on The Nasdaq Stock Market under the ticker symbol “NVDA.”

Historical Information

The graph below illustrates the historical performance of the NVDA Underlying from January 2, 2015 through October 31, 2025. The Closing Price of the NVDA Underlying on October 31, 2025 was $202.49. The dotted line represents the Conversion Price of $151.87, which is equal to 75.00% of the Initial Underlying Price of the NVDA Underlying.

We obtained the Closing Prices of the NVDA Underlying from Bloomberg, without independent verification. Historical performance of the NVDA Underlying should not be taken as an indication of future performance. Future performance of the NVDA Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the NVDA Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the NVDA Underlying will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Taiwan Semiconductor Manufacturing Company Limited

According to publicly available information, Taiwan Semiconductor Manufacturing Company Limited, a Taiwanese company, is a foundry that manufactures semiconductors using its manufacturing processes for its customers based on proprietary integrated circuit designs provided by them.

Information filed by Taiwan Semiconductor Manufacturing Company Limited with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14700. The TSM Underlying is listed on the New York Stock Exchange under the ticker symbol “TSM.”

Historical Information

The graph below illustrates the historical performance of the TSM Underlying from January 2, 2015 through October 31, 2025. The Closing Price of the TSM Underlying on October 31, 2025 was $300.43. The dotted line represents the Conversion Price of $225.32, which is equal to 75.00% of the Initial Underlying Price of the TSM Underlying.

We obtained the Closing Prices of the TSM Underlying from Bloomberg, without independent verification. Historical performance of the TSM Underlying should not be taken as an indication of future performance. Future performance of the TSM Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the TSM Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the TSM Underlying will not result in a loss on your initial investment. The Closing Prices below may reflect adjustments in response to certain corporate actions, such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the META Underlying, the NVDA Underlying and the TSM Underlying from January 2, 2015 through October 31, 2025, based on the daily Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Price of $100.00 on January 2, 2015 by dividing the Closing Price of that Underlying on each day by the Closing Price of that Underlying on January 2, 2015 and multiplying by $100.00.

We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Prices of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss of your principal amount.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Conversion Price on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Conversion Price on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Coupon Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss of principal at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.